                                                                    EXHIBIT 99.1

[LOGO COMPUTER HORIZONS CORP.]





FOR IMMEDIATE RELEASE

     CONTACT: Michael C. Caulfield, Vice President and General Counsel Computer Horizons Corp.
                   (973) 299-4146
                   mcaulfie@computerhorizons.com

                    COMPUTER HORIZONS REPORTS INQUIRY OF CEO

         Computer Horizons Corp. (Nasdaq: CHRZ) reported today a further inquiry relating to the June 1999 purchase and sale of an unrelated company's shares by Mr. John J. Cassese, CHC's chairman and chief executive officer. In February 2002, as previously reported, Mr. Cassese, without admitting or denying the allegations of a complaint filed by the SEC in connection with the June 1999 purchase and sale, entered into a consent decree providing, among other things, for the entry of an order enjoining him from future violations of Section 14(e) of the Securities Exchange Act of 1934 and Rule 14e-3 thereunder.

         Based upon the same June 1999 purchase and sale that resulted in the consent decree, the U.S. Attorney's office in the Southern District of New York is conducting its own inquiry with respect to a violation of the same Section 14(e) and Rule 14e-3. Neither the Company nor any other activity of Mr. Cassese is a subject of the inquiry.

         Mr. Cassese has informed the Board of Directors that he is fully cooperating with the inquiry. The Board is monitoring the situation for further developments.

                                      # # #